EXHIBIT 99

Press release	Certegy Inc. 11720 Amber Park Drive Suite 600 Alpharetta, Georgia 30004

Date: March 21, 2003	Phone: 678-867-8000 Fax: 678-867-8100

Contact: Mary Waggoner Certegy Inc. VP—Investor and Public Relations 678-867-8004

Contact: Kelli Gail
IBM Global Services Media Relations
212-745-3350

FOR IMMEDIATE RELEASE

CERTEGY AND IBM SIGN TEN-YEAR

ON DEMAND IT SERVICES AGREEMENT

Agreement Offers Significant Cost Savings and Operational Flexibility

Alpharetta, GA, March 21, 2003—Certegy Inc. (NYSE:CEY) today announced a ten-year, $150 million agreement with IBM to provide on demand technology services for its United States operations. IBM currently provides IT services to Certegy’s United Kingdom and Australia operations.

The agreement, which replaces an existing arrangement with EDS, can provide Certegy significant cost savings and future operational flexibility through IBM’s on demand technology services. IBM will improve Certegy’s IT operations by consolidating, automating and managing a large portion of its mainframe operating systems and hardware operations in the U.S. With the IBM on demand services model, Certegy will pay IBM according to the volume of services it consumes.

Certegy will record a pre-tax provision of up to $10 million in the first quarter of 2003 for early exit costs associated with severing the current EDS services agreement. The conversion to IBM is scheduled to be completed by the end of the third quarter of 2003 and is expected to add $0.03 per diluted share to annual earnings beginning in 2004.

“We are very pleased to announce this agreement with IBM,” stated Lee Kennedy, chairman, president and chief executive officer of Certegy. “IBM offers best-in-class computer operations support and has a proven track record with Certegy as a trustworthy business partner. The early exit costs to be recognized in connection with terminating the EDS agreement represent an investment in our future that is projected to generate an internal rate of return of more than 20% over the next ten years,” he concluded.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, and merchant processing to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2002. For more information on Certegy, please visit www.certegy.com.

About IBM Global Services

IBM Global Services is the world’s largest information technology services and consulting provider, generating over $36 billion in 2002. Approximately 180,000 professionals serve customers in over 160 countries, providing the entire spectrum of customers’ e-business needs — from the business transformation and industry expertise of IBM Business Consulting Services to hosting, infrastructure, technology design and training services. IBM Global Services delivers integrated, flexible and resilient processes — across companies and through business partners — that enable customers to maximize the opportunities of an on-demand business environment.

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2002 Annual Report on Form 10-K filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced section of our Form 10-K.